Exhibit 10.1

AMENDMENT TO THE
SPIRIT AEROSYSTEMS HOLDINGS, INC.
2014 OMNIBUS INCENTIVE PLAN

THIS AMENDMENT (“Amendment”) to the Spirit AeroSystems Holdings, Inc. 2014 Omnibus Incentive Plan (the “Plan”) is made by Spirit AeroSystems Holdings, Inc. (the “Company”) as of the date set forth at the end of this Amendment.
WHEREAS, the Company sponsors and maintains the Plan; and
WHEREAS, pursuant to Section 14.1 of the Plan, the Board of Directors of the Company (the “Board”) has reserved the right to amend the Plan; and
WHEREAS, the Board deems it desirable to amend the Plan on the terms and conditions set forth in this Amendment; and
WHEREAS, the Board has determined that the nature of the amendments made to the Plan pursuant to this Amendment are such that stockholder approval of this Amendment is not required.
NOW, THEREFORE, the Plan is hereby amended as follows:
1.Dividends on Unvested Shares. Effective for Awards of Restricted Stock made on or after the date of adoption of this Amendment, Section 8.2 of the Plan is amended in its entirety to read as follows:

8.2
Stockholder Rights. Subject to the restrictions set forth in this Article 8 and subject to the express terms of any Award Agreement, a Participant generally will have the rights and privileges of a stockholder as to Restricted Stock, including without limitation the right to vote such Restricted Stock, except that, with respect to dividends, (i) in the case of Restricted Stock that is subject in whole or in part to performance-based vesting conditions, no dividends otherwise payable on such shares of Restricted Stock prior to the satisfaction of such performance-based vesting conditions will be paid or accumulated with respect to such Restricted Stock, and (ii) in the case of all other Restricted Stock, any dividends payable on such shares of Restricted Stock will be held and accumulated by the Company until the restrictions on such Restricted Stock lapse. To the extent dividends are accumulated with respect to shares of Restricted Stock, they will be held by the Company and delivered (without interest) to the Participant within 30 days following the date on which the restrictions on such Restricted Stock lapse, and the right to any such accumulated dividends will be forfeited upon any forfeiture, or termination or other failure to earn the Award, of the Restricted Stock to which such accumulated dividends relate. To the extent shares of Restricted Stock are forfeited, any stock certificates issued to the Participant evidencing such shares will be returned to the Company, and all rights of the Participant to such shares and as a stockholder with respect thereto will terminate without further obligation on the part of the Company.
2.Timing of Payment of Accumulated Dividends. Effective on the date of adoption of this Amendment, Section 15.2 of the Plan is amended by replacing the phrase “15 days” with “30 days.” In addition, with respect to any Awards of Restricted Stock that are outstanding and unvested as of the date of this Amendment, dividends that are accumulated with respect to those shares of Restricted Stock will be delivered (without interest) to the Participant within 30 days following the date on which the restrictions on such Restricted Stock lapse but will be forfeited upon any forfeiture, or termination or other failure to earn the Award, of the Restricted Stock to which such accumulated dividends relate.
3.Effect of Change in Control. Effective for Awards made on or after the date of adoption of this Amendment, Article 13 of the Plan is amended in its entirety to read as follows:
Article 13-Effect of Change in Control

13.1
Change in Control. Unless otherwise provided in an Award Agreement or under the terms of this Plan, in the event of a Change in Control, each Participant who incurs a Qualifying Termination either in anticipation of the Change in Control or during the period beginning 30 days before the closing of the Change in Control and ending two years after the date of the closing of the Change in Control will be treated as follows: (i) any unvested Awards granted to the Participant on or before the date of the closing of the Change in Control will immediately vest upon the Qualifying Termination, except that if the vesting or exercisability of any Award would otherwise be subject to the achievement of performance conditions, the portion that will become fully vested and/or immediately exercisable will be based on (x) actual performance through the date of the Change in Control (or, if later, the date of the Qualifying Termination), as determined by the Committee, or (y) if the Committee determines that measurement of actual performance cannot be reasonably assessed, the assumed achievement of target performance as determined by the Committee; and (ii) such Participant will have the unqualified right to exercise any Options or SARs that are outstanding as of the date of such Change in Control for a period of three years after such Change in Control, except that in no instance may the term of the Awards, as so extended, extend beyond the end of the original term of the Award Agreement. The accelerated vesting of any Award will not affect the distribution date of any Award subject to Code Section 409A.

13.2	Definitions. For purposes of this Article 13, the following terms have the following meanings:

(a)	“Qualifying Termination” means a Participant’s Termination either (i) by the Service Recipient without Cause, or (ii) by the Participant for Good Reason.

(b)
“Good Reason” means a voluntary Termination within ninety (90) days after the Participant is assigned to a Diminished Position, so long as the Participant has, within thirty (30) days after being assigned to such Diminished Position, notified the Service Recipient of the Participant’s intent to terminate as a result of such assignment and within thirty (30) days after receipt of that notice the Service Recipient has not reassigned the Participant to a position that is not a Diminished Position.

(c)
“Diminished Position” means a position with the Service Recipient that reflects any of the following changes or actions, unless the Participant has consented to the change or action in writing: (A) a material diminution in the Participant’s base compensation; (B) a material diminution in the Participant’s authority, duties, or responsibilities or associated job title; (C) relocation of the Participant’s principal office with the Service Recipient to a location that is greater than 50 miles from the location of the Participant’s principal office immediately before such relocation; or (D) any action or inaction with respect to the terms and conditions of the Participant’s service that constitutes a material breach by the Service Recipient of any written agreement between the Participant and the Service Recipient.

4.Certain Parachute Payments. Effective upon the date of adoption of this Amendment, a new Section 15.22 is added to the Plan to read as follows:

15.22
Parachute Payments. If any Award, transfer, payment, or benefit provided to a Participant under this Plan, either alone or together with other awards, transfers, payments, or benefits provided to the Participant by the Service Recipient (including, without limitation, any accelerated vesting thereof) (the “Total Payments”), would constitute a “parachute payment” (as defined in Code Section 280G) and be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Total Payments will be automatically reduced if and to the extent that a reduction in the Total Payments would result in the Participant retaining a larger amount than if the Participant received all of the Total Payments, in each case measured on an after-tax basis, taking into account federal, state, and local income taxes and, if applicable, the Excise Tax. The determination of any reduction in the Total Payments, including, but not limited to, the order in which and extent to which each payment type included within Total Payments should be reduced, shall be made by the Committee in reliance upon such advice and analysis as the Committee may deem necessary or appropriate, such as the advice of the Company’s regular independent public accountants or another similar firm. Such determination may be made using reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999.

5.Remaining Provisions. The remaining provisions of the Plan will continue in full force and effect unless and until further modified or amended in accordance with the terms of the Plan.
6.Capitalized Terms. Capitalized terms used in this Amendment that are not specifically defined in this Amendment will have the meanings set forth in the Plan.
IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by an authorized individual on the date set forth below.
SPIRIT AEROSYSTEMS HOLDINGS, INC.

By:	/s/ Stacy Cozad	Date:	January 25, 2017
Name:	Stacy Cozad
Title:	Senior Vice President, General Counsel